LETTER OF AGREEMENT
LONG TERM ASSIGNMENT

April 1, 2002

Jacob (Jacky) Ronnel
Hotel Outsource Services, Inc.
One Embarcadero Center, Suite 500
San Francisco, CA 94111

Dear Jacky,

We have the pleasure of confirming your assignment as the Chief Executive Officer (C.E.O.) of Hotel Outsource Services, Inc (HOS). The assignment will commence on April 2002. The assignment will last approximately three to five years. This time frame may be adjusted, if necessary, in accordance with your and HOS needs. Although HOS's business is in the USA, at this point there are no plans for your relocation.. You will be traveling to HOS in the USA as needed.

Your job title will be Chief Executive Officer. In this capacity, you will report to the Board of Directors of HOS.


COMPENSATION AND BENEFITS

Compensation
As you are not relocating, or until such time, you will not be on HOS's payroll, instead you will be issuing Invoices for your services to HOS. As of April 2002, on a monthly basis, you will be issuing an Invoice to HOS for Management Services. Your base yearly compensation will be $80,000 per year, or $6,667 per month (plus VAT if applies). However, due to the fact that HOS is a start-up and has a limited budget at this stage, following your consent, your basic monthly compensation will be 50%, or $3,333 per month (plus VAT if applies), till December 31, 2002. From January 2003, your basic monthly compensation will be $6,667 per month. After that, it is understood that the decisions with regards to timing and amount of increases are exclusively taken by HOS. You will be entitled to an annual bonus based on performance and number of installed and operated units (the appropriate formula will be provided by the Board of Directors of HOS).


Social Benefits:
As you are not relocating, or until such time, you will not be entitled to social benefits.

ON-GOING ALLOWANCES AND REIMBURSEMENTS
You will be entitled to certain allowances or reimbursements to cover costs incurred as a result of your assignment.


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TERMINATION OF EMPLOYMENT:
Lay Off: At any time during the agreement, HOS, Inc may terminate the contract with a prior notice of 90 days. During the notice period, you will still continue working and performing services for the company. In addition, you will be entitled, after the notice period, to a one month salary. Termination at
Will: A notice of 90 days should be given to the company. You will also be entitled to a one month salary.

Any dispute arising during your assignment or at the end of it in respect of the interpretation, execution or termination of the assignment will be settled in accordance with the laws, regulations and customs in the US.


If you are in agreement with the conditions of your assignment as outlined in this letter, please sign this letter.




APPROVAL & ACCEPTANCE



HOTEL OUTSOURCE SERVICES, INC            JACOB RONNEL


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/s/ Ariel Almog    April 1, 2002         /s/ Jacob Ronnel     April 1, 2002
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